Exhibit 99.1

           Actuate Reports Third Quarter Financial Results

    Double-Digit License Revenue Growth for the Seventh Consecutive
                                Quarter

               Record $0.09 Non-GAAP Earnings Per Share

                Record Non-GAAP Operating Margin of 23%


    SAN MATEO, Calif.--(BUSINESS WIRE)--Oct. 29, 2007--Actuate
Corporation (NASDAQ:ACTU), the leader in Business Intelligence,
Performance Management and Reporting Applications, today announced its financial results for the quarter ended September 30, 2007.

    License revenues for the third quarter of 2007 were $13.4 million, a 16% increase from the year-ago quarter. Total revenues for the third quarter of 2007 were $34.7 million, an increase of 9% compared with the third quarter of 2006.

    Net income for the third quarter of 2007, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $4.6 million, or $0.07 per diluted share, an increase of 83% compared with net income of $2.5 million or $0.04 per diluted share in the third quarter of 2006.

    Non-GAAP operating margin for the third quarter of 2007 was 23% compared with a non-GAAP operating margin of 18% for the third quarter of 2006. Non-GAAP net income for the third quarter of 2007 was a record $6.0 million, or $0.09 per diluted share, an increase of 35% compared with non-GAAP net income of $4.5 million, or $0.07 per diluted share in the third quarter of 2006.

    For the first nine months of 2007, revenues totaled a record $101.4 million, an increase of 9% compared with the first nine months of 2006. License revenues totaled $39.5 million, an increase of 21% compared with the first nine months of 2006. For the first nine months of 2007, GAAP operating income was a record $9.5 million, GAAP net income was a record $9.4 million and GAAP diluted earnings per share was a record $0.14. Non-GAAP net income for the first nine months of 2007 totaled a record $14.8 million, or $0.21 per diluted share, an increase of 53% compared with non-GAAP net income of $9.7 million, or $0.14 per diluted share reported for the first nine months of 2006. For the first nine months of 2007, cash flow from operations was a record $18.1 million, compared with $9.5 million for the first nine months of 2006.

    Cash, cash equivalents and short-term investments at September 30, 2007 totaled $69.5 million, an increase of $9.4 million from December 31, 2006. This amount is net of a $14.2 million cash outlay during the first nine months of 2007 in furtherance of Actuate's ongoing open-market share repurchase program.

    "Actuate extended the number of consecutive quarters of double digit year-over-year growth for both license revenue and non-GAAP net income to seven in the third quarter," said Pete Cittadini, Actuate's president and CEO. "Growth in license revenue continues to be fueled by extranet customer self-service applications and intranet strategic and operational performance management applications."

    "At the end of September, we launched BIRT Exchange
(www.birt-exchange.com), a dedicated resource for the Eclipse BIRT developer community and the Actuate BIRT product line. BIRT Exchange is gaining traction in terms of registered users and software downloads including trial versions of commercial products."

    Third Quarter Financial Highlights

    -- Grew license revenues by 16% on a year-over-year basis, the seventh consecutive quarter of double-digit year-over-year license growth;

    -- Revenues outside the U.S. represented a record 32% of total revenues;

    --  Grew non-GAAP operating income 37% on a year-over-year basis;

    -- Achieved a 23% non-GAAP operating margin, an increase of five percentage points over the third quarter of 2006 and a quarterly record for the company;

    --  Increased non-GAAP services margin to a record 73%;

    -- Repurchased approximately 666,000 shares at a total cost of approximately $4.6 million.

    Third Quarter Customer Highlights

    During the third quarter, Actuate received significant new and repeat business from, among others, Ameriprise Auto and Home Insurance, AT&T, AXA Rosenberg, Bank Fund Staff Federal Credit Union, Bridgepoint Health, Cayenta, Defence Estates, Deltek Systems, DWS Holding & Service GmbH, E.ON U.S, First Health Group, FundWorks, Genentech, Good Samaritan Society, Gottschalks, IBM UK, Lawrence Livermore National Laboratory, Lehman Brothers Holdings, MFS Investment Management, Northwest Airlines, Odyssey Asset Management, Olm Systems, PayPal, Primavera Systems and Wells Fargo.

    Third Quarter Business Highlights

    -- Launched BIRT Exchange (www.birt-exchange.com), where BIRT developers can easily share code and knowledge with peers, find solutions to their deployment challenges and learn about Actuate's product, support and service offerings for Eclipse BIRT;

    -- 11th annual Actuate International User Conference (AIUC) took place on August 13 to 15 in Las Vegas. It was the biggest gathering of Actuate customers ever with attendees from over 180 organizations and featured 60 customer presentations. The conference featured the first BIRT Live Day, focused on Eclipse BIRT and Thought Leadership Day focused on Sustainable Performance Management;

    -- Outlined a potential differentiated business model that expands Actuate's market and accelerates revenues. By harnessing open source disruption to advance the company's leadership in the Business Intelligence (BI) market, the company can substantially lower its cost of sales and marketing to drive overall earnings growth;

    -- Shipped Actuate 9 Service Pack 2, the only platform that meets the entire range of reporting requirements from pixel-perfect reporting, through ad hoc query and web-based collaborative reporting, to spreadsheet and analytics reporting. Actuate 9 SP2, like other Actuate products, provides full support for the Eclipse BIRT (Business Intelligence and Reporting Tools) open source development framework;

    -- Announced that version 7 of the Actuate Performancesoft Suite has added over 280 customers to its customer base, predominantly in areas across the public sector, including over 130 Federal, State and Local Government, Departments and Agencies, as well as Government Services and Education organizations.

    Conference Call Information

    Actuate will be holding a conference call at 2:00 p.m. Pacific Time, today, October 29, 2007 to further discuss these results. The dial-in number for the call is 866-294-4490 (706-643-0468 for international participants), passcode 19155359. A listen-only live webcast of the third quarter 2007 earnings conference call, with an accompanying slide presentation, will be available at the investor relations section of the Actuate website at http://phx.corporate-ir.net/phoenix.zhtml?c=64401&p=irol-irhome, and will be available in the same location on an archived basis thereafter.

    Discussion of Non-GAAP Financial Measures

    This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, merger and acquisition charges, restructuring charges, equity plan-related compensation expenses, duplicate rent on new corporate headquarters facilities and charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Merger and acquisition charges represent in-process research and development charges related to products in development that had not reached technological feasibility at the time of acquisition. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to individuals, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). Duplicate rent expense represents rent payments for the old headquarters that the Company has vacated and the new headquarters that the Company has occupied. Management does not consider these unusual expenses associated with a financial transaction to be part of core operating performance. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results.

    Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

    Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period to period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

    a) amortization charges for purchased technology and other intangible assets related to the Company's acquisition transactions;
b) equity plan-related compensation expense; c) restructuring charges;
d) in-process research and development charges related to the Company's acquisition transactions; e) duplicate rent expense, and f) an adjustment to the income tax provision.

    The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

    The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

    1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

    2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

    3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

    4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

    Set forth below are additional reasons why specific items are excluded from the Company's non-GAAP financial measures:

    a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition;

    b) While equity plan-related compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

    c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

    d) In-process research and development charges are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance.

    e) Duplicate rent expense is excluded because we have recognized rent expense on both of our old and new corporate headquarters. Accounting rules require that we recognize rent expense on our new headquarters even though our landlord provides us with a rent holiday for the period during the transition period to the new lease. We therefore exclude the duplicate rent expense for purposes of evaluating our core performance.

    f) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. The Company uses a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

    In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

    As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. Some of the limitations in relying on non-GAAP financial measures are:

    -- Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.

    -- The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.

    -- The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.

    -- The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 30% rate assumed in our non-GAAP presentation.

    -- Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

    Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is also available in the investor relations section of the Company's web site at www.actuate.com. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

    About Actuate Corporation

    Actuate Corporation, the leader in Business Intelligence, Performance Management and Reporting Applications, enables organizations to develop solutions that optimize corporate performance. Applications built on Actuate's open source-based platform provide all stakeholders inside and outside the firewall, including employees, customers, partners and citizens with information that they can easily access and understand to maximize revenue, cut costs, improve customer satisfaction, streamline operations, create competitive advantage and make better decisions.

    Actuate has over 4,000 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate has headquarters in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information on Actuate, visit the Company's web site at www.actuate.com.

    Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate's expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Business Intelligence, Performance Management and Reporting Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions on the Company's financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate's Securities and Exchange Commission filings, specifically Actuate's 2006 Annual Report on Form 10-K filed on March 20, 2007 and Quarterly Reports on Form 10-Q filed on May 10, 2007 and August 9, 2007.

    Copyright(C) 2007 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.



                         ACTUATE CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)

                                            September 30, December 31,
                                                2007          2006
                                            ------------- ------------

                   ASSETS
Current assets:
 Cash, cash equivalents and short-term
  investments                               $      69,488 $     60,079
 Accounts receivable, net                          29,270       31,233
 Other current assets                               4,961        5,233
                                            ------------- ------------
Total current assets                              103,719       96,545
Property and equipment, net                         5,053        4,379
Goodwill and other intangibles, net                39,613       40,703
Other assets                                        6,625        5,962
                                            ------------- ------------
                                            $     155,010 $    147,589
                                            ============= ============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                           $       1,782 $      1,590
 Current portion of restructuring
  liabilities                                       3,570        2,897
 Accrued compensation                               5,036        6,033
 Other accrued liabilities                         11,067        9,499
 Income taxes payable                                   -          703
 Deferred revenue                                  36,094       38,525
                                            ------------- ------------
Total current liabilities                          57,549       59,247
                                            ------------- ------------

Long term liabilities:
 Deferred rent                                          -           23
 Deferred revenue                                   3,086        2,328
 Tax liabilities                                      428          420
 Restructuring liabilities                          6,050        7,761
                                            ------------- ------------
Total long term liabilities                         9,564       10,532
                                            ------------- ------------

Stockholders' equity                               87,897       77,810
                                            ------------- ------------
                                            $     155,010 $    147,589
                                            ============= ============




                         ACTUATE CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                      Three Months      Nine Months
                                           Ended            Ended
                                      September 30,    September 30,
                                     ---------------- ----------------
                                       2007    2006     2007    2006
                                     -------- ------- -------- -------
Revenues:
  License fees                       $13,438  $11,585 $ 39,524 $32,756
  Services                            21,301   20,344   61,890  60,689
                                     -------- ------- -------- -------
Total revenues                        34,739   31,929  101,414  93,445
                                     -------- ------- -------- -------

Costs and expenses:
  Cost of license fees                   423      465    1,359   1,431
  Cost of services                     6,080    6,788   18,473  21,387
  Sales and marketing                 13,587   11,879   40,589  35,586
  Research and development             5,351    5,166   16,424  15,776
  General and administrative           4,315    3,758   13,117  12,021
  Amortization of other intangibles      237      237      711     711
  In-process R&D                           -        -        -     900
  Restructuring charges                  926       16    1,223      16
                                     -------- ------- -------- -------
Total costs and expenses              30,919   28,309   91,896  87,828
                                     -------- ------- -------- -------
Income from operations                 3,820    3,620    9,518   5,617
Interest and other income, net           761      636    2,306   1,314
                                     -------- ------- -------- -------
Income before income taxes             4,581    4,256   11,824   6,931
Provision (benefit) for income taxes     (26)   1,745    2,438   3,303
                                     -------- ------- -------- -------
Net income                           $ 4,607  $ 2,511 $  9,386 $ 3,628
                                     ======== ======= ======== =======
Basic net income per share           $  0.08  $  0.04 $   0.15 $  0.06
                                     ======== ======= ======== =======
Shares used in basic per share
 calculation.                         60,767   60,317   60,696  60,280
                                     ======== ======= ======== =======
Diluted net income per share         $  0.07  $  0.04 $   0.14 $  0.05
                                     ======== ======= ======== =======
Shares used in diluted per share
 calculation                          68,710   66,157   68,559  66,191
                                     ======== ======= ======== =======




                         ACTUATE CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                             (unaudited)

                                                    Nine Months Ended
                                                      September 30,
                                                     2007         2006
                                                   --------- ---------
Operating activities
  Net income                                       $  9,386  $  3,628
  Adjustments to reconcile net income to net cash
   from operating activities:
    Stock compensation expense                        6,769     4,798
    Amortization of other intangibles                 1,463     1,478
    Depreciation                                      1,703     1,265
    Purchased in-process research & development           -       900
    Restructuring charges                             1,223        16
    Net operating loss utilizations associated
     with prior acquisitions                             42       464
    Accretion of discount on short-term
     investments                                       (138)       94
  Changes in operating assets and liabilities:                      -
    Accounts receivable                               1,963      (151)
    Other current assets                               (574)    1,463
    Accounts payable                                    192    (3,360)
    Accrued compensation                               (997)   (1,550)
    Other accrued liabilities                           952       (99)
    Deferred tax assets                                 682      (147)
    Deferred tax liabilities                           (404)        -
    Income taxes payable                               (336)      (52)
    Deferred rent liabilities                           (23)     (130)
    Restructuring liabilities                        (2,085)   (1,468)
    Deferred revenue                                 (1,673)    2,392
                                                   --------- ---------
Net cash provided by operating activities            18,145     9,541
                                                   --------- ---------

Investing activities
   Purchases of property and equipment               (2,347)     (671)
   Increase in restricted cash                         (395)        -
   Proceeds from maturity of short-term
    investments                                      73,312    57,258
   Purchases of short-term investments              (82,144)  (47,524)
   Purchases of minority shares of Actuate Japan          -      (354)
   Acquisition of performancesoft, inc, net of
    cash acquired                                         -   (15,341)
   Proceeds from security deposit                       209         -
   Net change in other assets                          (112)     (965)
                                                   --------- ---------
Net cash used in investing activities               (11,477)   (7,597)
                                                   --------- ---------

Financing activities
   Tax benefit from exercise of stock options         1,337     1,898
   Proceeds from issuance of common stock             6,290     2,061
   Stock repurchases                                (14,179)   (3,487)
                                                   --------- ---------
Net cash provided by (used in) financing
 activities                                          (6,552)      472
                                                   --------- ---------
Net increase in cash and cash equivalents               116     2,416
Increase in non-cash PP&E acquisitions                 (206)        -
Effect of exchange rate on cash                         379       434
Cash and cash equivalents at the beginning of the
 period                                              31,113    12,490
                                                   --------- ---------
Cash and cash equivalents at the end of the period $ 31,402  $ 15,340
                                                   ========= =========




                         ACTUATE CORPORATION
        RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
                (in thousands, except per share data)
                             (unaudited)

                            Three Months          Nine Months
                                Ended                 Ended
                            September 30,   (a)   September 30,   (a)
                           --------------- ----- --------------- -----
                            2007    2006   Notes  2007    2006   Notes
                           ------- ------- ----- ------- ------- -----
GAAP income (loss) before
 income taxes                4,581   4,256        11,824   6,931
Non-GAAP adjustments:
 Amortization of purchased
  technology                   139     164  (b)      424     492  (b)
 Amortization of other
  intangibles                  237     237  (c)      711     711  (c)
 Stock compensation
  expense under FAS123R      2,519   1,690  (d)    6,769   4,798  (d)
 In-process R&D                  -       -  (e)        -     900  (e)
 Restructuring charges         926      16  (f)    1,223      16  (f)
 Facilities rent
  adjustment                   217       -  (g)      217       -  (g)
                           ------- -------       ------- -------
Non-GAAP income before
 income taxes                8,619   6,363        21,168  13,848
Non-GAAP tax provision       2,586   1,909  (h)    6,350   4,154  (h)
                           ------- -------       ------- -------
Non-GAAP net income          6,033   4,454        14,818   9,694
                           ======= =======       ======= =======
Basic non-GAAP net income
 per share                 $  0.10 $  0.07       $  0.24 $  0.16
                           ======= =======       ======= =======
Shares used in basic per
 share calculation          60,767  60,317  (i)   60,696  60,280  (i)
                           ======= =======       ======= =======
Diluted non-GAAP net
 income per share          $  0.09 $  0.07       $  0.21 $  0.14
                           ======= =======       ======= =======
Shares used in diluted per
 share calculation          69,093  66,841  (i)   69,145  67,068  (i)
                           ======= =======       ======= =======



(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Performancesoft and Nimble acquisition transactions in January of fiscal year 2006, and July of fiscal year 2003, respectively.
 Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions.
 Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Prior to January 1, 2006, Actuate accounted for stock compensation under Accounting Principles Board, Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, Actuate historically used the intrinsic value method to account for stock compensation expense. As of January 1, 2006 Actuate accounts for stock compensation expense under the fair value method. Actuate adopted the modified prospective transition method, results for prior periods have not been restated under the fair value method for GAAP purposes. Actuate is presenting a non-GAAP adjusted net income per diluted share financial measure which excludes stock based compensation expense for all periods presented. For the three months ended September 30, 2007, stock-based expense included approximately $288, $933, $419, and $879, related to cost of services revenues, sales and marketing expense, research and development expense, and general and administrative expense, respectively.

(e) We review our acquisitions to determine if there are any intangible assets relating to purchased in-process research and development. Projects that have not achieved technological feasibility and have no alternative future use are valued at fair market value using a discounted cash flow analysis and are expensed in the statement of operations on the date of acquisition.

(f) Fiscal 2007 costs were directly related to the relocation of our South San Francisco and Iselin, N.J. offices and consisted of early termination of facility leases.

(g) Duplicate rent expense is excluded because we have recognized rent expense on both of our old and new corporate headquarters. Accounting rules require that we recognize rent expense on our new headquarters even though our landlord provides us with a rent holiday for the period during the transition period to the new lease. We therefore exclude the duplicate rent expense for purposes of evaluating our core performance.

(h) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

(i) Shares used in calculating basic and diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.


    CONTACT: Actuate Corporation
             Keren Ackerman, 650-645-3545
             kackerman@actuate.com